Exhibit 99.2

January 14, 2005

Mr. Laurence P. Birch

437 West Roslyn Place

Chicago, IL 60614

Dear Laurence,

I am pleased to extend the following offer to you for employment at Aksys, Ltd. The purpose of this letter is only to confirm our offer regarding your compensation and is not an employment contract.  Aksys, Ltd. is an at-will employer, and neither you nor Aksys, Ltd. is bound to continue the employment relationship if either chooses, at its will, to end the relationship at any time.

We would like to extend an offer for you to join the company as a Senior Vice President reporting to me. You will assume the further responsibilities of the Chief Financial Officer as of April 1, 2005 or upon the filing of the Company’s year end 2004 10(k), whichever occurs first. Larry Damron will continue in the role of CFO until the 10(k) is filed. Once you have assumed the duties of CFO, again reporting directly to me, Larry Damron will stay on as a full time employee through May 1, 2005 with a primary responsibility of supporting you to assure a smooth transition. Larry Damron has a consulting arrangement with the company that will make him available to you for advice and help for the next 12 months or so.  Additional terms of this offer include:

Start Date:	February 28, 2005

Base Salary:	$20,416.67 per month, equating to $245,000.00 per year, paid semi-monthly

Sign-on Bonus:	$5,000.00 (less applicable taxes) to be paid in conjunction with the first paycheck of your employment.

Bonus Potential:

Participation in Aksys’ Cash Incentive Compensation Plan in amounts and percentages as determined by the Company’s Board of Directors, equating to thirty percent (30%) of your annual base salary, paid against achievement of agreed upon objectives and at the discretion of the Board of Directors of Aksys.

Stock Options:

Subject to approval by the Compensation Committee of the Board of Directors of Aksys, the right to purchase 150,000 shares of Aksys Common Stock, incentive stock options. The options will vest according to the following schedule:

• 80,000 shares shall vest over four years: One-fourth of the total at 12 months from the first day of employment, one-fourth each year thereafter.
• 20,000 shares shall vest when we secure funds to cover all of 2006
• 20,000 shares shall vest at the end of the first quarter with positive gross profit
• 30,000 shares shall vest at the end of the first quarter with positive cash flow

Exercise price is determined by the closing price on NASDAQ on your first day of employment at Aksys. Should there be a change in control of the company, (defined as a single shareholder owning more than 50% of the shares outstanding), then all unvested options will instantly vest.

Severance:

In the unlikely event that you are terminated without cause, you will be due a severance of twelve months salary paid over twelve months. Should there be a change of control of the Company, as defined above, and your position is eliminated, you will be entitled to a lump sum payment equal to twelve months salary.

Benefits:	Enclosed please find a copy of the company benefits package for your review.

Comprehensive medical and dental plan eligibility beginning on the first day of the month following your first day of employment.

$50,000 Basic Life Insurance, $50,000 Accidental Death & Dismemberment, 100% employer paid; optional/dependent life insurance available at cost.

Short-Term Disability, 100% of salary up to 90 days; Long-Term Disability, 90-day elimination, paid at 60% of salary up to maximum of $6,000 per month, 100% employer paid.

401(k):

401(k) Plan participation may begin on the first of the month after four months employment with a choice of eleven fund investments; company matches up to 2% of base salary; vesting three years after hire.

ESPP:	Employee Stock Purchase Plan; 85% of fair market value (FMV) according to Plan.

Vacation:	15 days vacation, 7 holidays and 3 personal days per year. In the year 2005 your vacation days will be prorated and you will be eligible for any remaining holidays.

Confidentiality & Non-Compete:

Enclosed please find a copy of our Confidentiality and Non-Compete Agreement which you are required to sign.

Aksys reserves the right to modify, amend, or terminate the above listed benefits and programs at any time.

Larry, I am excited about the prospects of you joining the team. You will make a significant short term and long term contribution to our efforts to build value in the Company.

I’d like you to take advantage of the period between your start date and the full assumption of the CFO duties to familiarize yourself with the business and the market. During your first few days of employment we will develop a more specific plan but, generally, I’d like to get you out in the field to travel with our sales force, meet customers, meet with our investor relations firms and meet with our lobbyists. We will also line up some in-depth sessions on dialysis. This will also allow you some flexibility to meet the “wind down” obligations of your consulting business.

Enclosed you will find 2 original copies of this letter.  If you are in agreement with the terms and conditions please sign and return one copy to Loreen Muzik, Director, Human Resources.  Keep the other copy for your files.  If you have any questions, please do not hesitate to call.  Your signature below indicates acceptance to the above terms and conditions of employment at Aksys, Ltd.  Again, all of us at Aksys, Ltd. look forward to you joining the organization.

Sincerely,	Agreed:

/s/ William C. Dow
/s/ Laurence P. Birch
William C. Dow	Laurence P. Birch
President and Chief Executive Officer